As filed with the Securities and Exchange Commission on February 21, 2012
Registration No. 333-171724

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARCHER LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1389 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

Archer Limited Par-la-Ville Place, 14 Par-la-Ville Road Hamilton HM 08 Bermuda +1 441 295 6935
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Max Bouthillette Archer Management (US) LLC 10613 W. Sam Houston Parkway N. Suite 600 Houston, TX 77064 United States +1 713 856 4222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Frank E. Bayouth Richard A. Ely Skadden, Arps, Slate, Meagher & Flom LLP 1000 Louisiana, Suite 6800 Houston, Texas 77002 (713) 655-5100

Approximate date of commencement of proposed sale of the securities to the public:  The registrant registered 104,198,733 shares of common shares, par value $2.00 per share, of the registrant in connection with the merger of Allis-Chalmers Energy Inc. with and into a wholly owned subsidiary of the registrant on February 23, 2011. The registrant is hereby amending this registration statement to deregister 6,886,903 shares of common shares of the registrant that remain unissued under the Registration Statement on Form F-4 (No. 333-171724) as of the effective date of this Post-Effective Amendment No. 1.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

____________________________________

This Post-Effective Amendment No. 1 to Registration Statement on Form F-4 (No. 333-171724) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

On February 21, 2011, Archer Limited, formerly known as Seawell Limited (the “Company”), completed the previously announced merger (the “Merger”) of Allis-Chalmers Energy Inc. (“Allis-Chalmers”) with and into a wholly owned subsidiary of the Company  (“Merger Sub”) pursuant to the Agreement and Plan of Merger, dated August 12, 2010, as amended by the parties on October 1, 2010, among the Company, Allis-Chalmers and Merger Sub (the “Merger Agreement”).

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated the offering of common shares of the Company, par value $2.00 per share (“Archer Common Shares”), pursuant to the Registration Statement on Form F-4 (No. 333-167192) (the “Registration Statement”), under which the Company registered 104,198,733 shares of Archer Common Shares to be issued in connection with the Merger.  Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 6,886,903 shares of Archer Common Shares that remain unissued under the Registration Statement as of the effective date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 21st day of February, 2012.

ARCHER LIMITED
By: Archer Management (US) LLC

By:	/s/ Bruce Sauers
Name: Bruce Sauers
Title: Chief Accounting Officer (Authorized Representative in the United States)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fredrik Halvorsen	Interim Chief Executive Officer & Vice Chair, Frontline Management (Principal Executive Officer)	February 21, 2012
Name: Fredrik Halvorsen

/s/ Christoph Bausch	Chief Financial Officer and Executive Vice President, Archer Management Ltd. (Principal Financial Officer)	February 21, 2012
Name: Christoph Bausch

/s/ Bruce Sauers	Chief Accounting Officer, Archer Management (US) LLC (Principal Accounting Officer & Authorized Representative in the United States)	February 21, 2012
Name: Bruce Sauers

/s/ Saad Bargach	Director	February 21, 2012
Name: Saad Bargach

/s/ Alejandro P. Bulgheroni	Director	February 21, 2012
Name: Alejandro P. Bulgheroni

/s/ Giovanni Dell’ Orto	Director	February 21, 2012
Name: Giovanni Dell’ Orto

/s/ Tor Olav Trøim	Director	February 21, 2012
Name: Tor Olav Trøim

/s/ John Reynolds	Director	February 21, 2012
Name: John Reynolds